Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

TELA Bio, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s common stock, $0.001 par value per share (“Common Stock”) is registered under Section 12(b) of the Exchange Act. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our fourth amended and restated certificate of incorporation and our second amended and restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our fourth amended and restated certificate of incorporation and our second amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. All of our outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our fourth amended and restated certificate of incorporation, such as the provisions relating to amending our second amended and restated bylaws, procedures for our stockholder meetings, the classified board, director liability, and exclusive forum for proceedings.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

We have no present plans to issue any shares of preferred stock.

Warrants

We have warrants to purchase an aggregate of 88,556 shares of our Common Stock outstanding with an exercise price of $28.65 per share. These warrants may be exercised at any time and from time to time, in whole or in part.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Our fourth amended and restated certificate of incorporation and our second amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Elimination of Stockholder Action by Written Consent

Our fourth amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, or our chief executive officer.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Amendment of Charter Provisions

Our fourth amended and restated certificate of incorporation provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, are required to amend certain provisions of our fourth amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, are required to amend or repeal our second amended and restated bylaws, although our second amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Classified Board; Election and Removal of Directors

Our fourth amended and restated certificate of incorporation provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, and gives our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director.

Choice of Forum

Our fourth amended and restated certificate of incorporation provides that, unless our board of directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our fourth amended and restated certificate of incorporation and our second amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction.